UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2015

Towers Watson & Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34594	27-0676603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

901 N. Glebe Road Arlington, VA	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 258-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On December 11, 2015, Towers Watson & Co. (“Towers Watson”) held a special meeting of Towers Watson stockholders. Of the 69,440,607 shares outstanding and entitled to vote, 59,860,936 shares were represented at the meeting, or 86.2% of the total outstanding, sufficient to constitute a quorum. The final results of voting for each matter submitted to a vote of stockholders at the meeting are as follows:

Proposal 1 – Approval of Merger with Willis Group Holdings plc (“Willis”)

Towers Watson’s stockholders approved and adopted the Agreement and Plan of Merger, dated as of June 29, 2015 and as amended on November 19, 2015, by and among Willis, Citadel Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Willis, and Towers Watson (the “Merger Agreement”) and the transactions contemplated thereby (the “Merger Proposal”). There were 43,214,223 votes FOR the Merger Proposal, 14,920,615 votes AGAINST the Merger Proposal, 1,726,098 abstentions, and 0 broker non-votes.

Proposal 2 – Non-Binding, Advisory Vote on Specified Compensatory Arrangements between Towers Watson and its Named Executive Officers

Towers Watson’s stockholders approved, by a non-binding, advisory vote, specified compensatory arrangements between Towers Watson and its named executive officers relating to the transactions contemplated by the Merger Agreement (the “Compensatory Arrangements Proposal”). There were 47,503,629 votes FOR the Compensatory Arrangements Proposal, 10,493,034 votes AGAINST the Compensatory Arrangements Proposal, 1,864,273 abstentions, and 0 broker non-votes.

Item 7.01	Regulation FD Disclosure

On December 11, 2015 and in connection with the special meeting described above, Towers Watson and Willis issued a joint press release announcing the results of Towers Watson’s special meeting of stockholders and Willis’s extraordinary meeting of shareholders. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this Report.

Exhibit Number	Description

99.1	Press Release, dated December 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERS WATSON & CO. (Registrant)

Dated: December 11, 2015	By:	/s/ Neil D. Falis
	Name:	Neil D. Falis
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated December 11, 2015.